UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

Conn’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50421	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas		77381
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (936) 230-5899

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 12, 2012, Conn’s, Inc. (the “Company”) issued a press release announcing the closing of its previously announced underwritten registered public offering of 5,500,000 shares of common stock and the exercise in full of the over-allotment option granted to the underwriters by the Company with respect to the purchase of an additional 825,000 shares of common stock at a public offering price of $26.75 per share. Of the total 6,325,000 shares of common stock sold, the Company sold 2,233,379 shares and the selling stockholders sold 4,091,621 shares. As a result of the exercise of the over-allotment option, the Company received net proceeds from the offering of approximately $56.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

The Company intends to use the net proceeds from the offering primarily for the repayment of debt under the Company’s asset-based loan facility and to pay the fees and expenses that it incurred in connection with the offering. The Company did not receive any proceeds from the sale of shares of common stock offered by the selling stockholders in the offering.

Piper Jaffray & Co. and Stephens Inc. acted as joint book-running managers for the offering, and Stifel Nicolaus & Company, Incorporated, Canaccord Genuity Inc. and KeyBanc Capital Markets Inc. acted as co-managers for the offering.

A shelf registration statement relating to the securities described above was declared effective by the Securities and Exchange Commission (the “SEC”) on October 2, 2012. A final prospectus supplement and accompanying prospectus relating to these securities have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained from Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by e-mail request to prospectus@pjc.com, or by calling (800) 747-3924; or from Stephens Inc., 111 Center Street, Little Rock, AR 72201, by e-mail request to prospectus@stephens.com, or by calling (501) 377-2130.

This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have been filed with the SEC.

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although the Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, the Company can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company’s customers or potential customers; the Company’s ability to continue existing or offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from its revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed from time-to-time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for its fiscal year ended January 31, 2012 and the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report on Form 8-K. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this current report on Form 8-K or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN’S, INC.

Date: December 12, 2012	By:	/s/ Brian E. Taylor
Brian E. Taylor
Vice President and Chief Financial Officer